Exhibit 99.1

NEWS RELEASE

For more information contact:
David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR ANNOUNCES CFO TRANSITION

PORTLAND, OR - March 4, 2016 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the global leader in smart connectivity solutions, announced the transition of Joe Bedewi, Corporate Vice President and Chief Financial Officer, who will leave the Company effective April 2, 2016. As part of the transition, Max Downing, Lattice’s Vice President of Finance, has been named Interim Chief Financial Officer. A formal search for a successor Chief Financial Officer has commenced.

Darin G. Billerbeck, President and Chief Executive Officer, said, "We appreciate Joe’s contributions to Lattice over the past 5 years and wish him the best in his next endeavors. We expect to have a seamless transition, with Max Downing serving as acting CFO, given his roles as Lattice’s Vice President of Finance and Corporate Controller since July of 2012.”

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the global leader in smart connectivity solutions, providing market leading intellectual property and low-power, small form-factor devices that enable more than 8,000 global customers to quickly deliver innovative and differentiated cost and power efficient products. The Company’s broad end-market exposure extends from consumer electronics to industrial equipment, communications infrastructure and licensing.

Lattice was founded in 1983 and is headquartered in Portland, Oregon. In March 2015, the Company acquired Silicon Image, which is a leader in setting industry standards including the highly successful HDMI®, DVI™, MHL® and WirelessHD® standards.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and MachXO3L and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.